Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-221251, 333-201425, and 333-196532 on Form S-3 and Registration Statement No. 333-191473 on Form S-8 of our reports dated March 12, 2020, relating to the consolidated financial statements and financial statement schedules of United Insurance Holdings Corp. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
March 12, 2020